                                                                   EXHIBIT 10.12

                                WEST CORPORATION
                                   MEMORANDUM

TO: MIKE STURGEON

FROM: NANCEE BERGER

DATE: JANUARY 5, 2004

RE: 2004 COMPENSATION PLAN - EXHIBIT A

The compensation plan for 2004 while you are employed as Executive Vice-President of Sales and Marketing for West Corporation is outlined below:

1. Your base salary will be $220,000.00. Should you elect to voluntarily terminate your employment, you will be compensated for your services through the date of your actual termination per your Employment Agreement.

2. You are eligible to receive up to a $100,000 annual performance bonus for West's Communication Services and Attention's aggregate revenue achieving plan of $860M. The percent of plan achieved will apply to the bonus calculation provided a minimum of 85% or $730M is achieved. This bonus will not exceed $100,000. Up to $18,750 of this bonus will be available to be paid quarterly and the total bonus will be trued up at the end of the year. Revenue dollars which exceed the plan amount stated above will be bonused at a rate factor of .0045. The excess bonus will be calculated at the end of 2004 and will be paid no later than February 28, 2005.

3. You may also receive a quarterly performance bonus for three specific revenue goals as outlined below. These specific revenue growth bonuses will be calculated by applying year-to-date growth times the rate factor indicated on the schedules below:

                  -        2004 Attention Revenue Growth Bonus.

                  -        2004 WIC Growth Bonus.

                                    RATE FACTOR
Up to $10M of revenue growth            .005
$10M+                                    .01

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                  -        2004 Home Agent Revenue Growth Bonus.

Revenue Growth                            .01
(not to include any West-designated
DR transactions)

4.       You will be paid the amount due for any quarterly bonuses within thirty
         (30) days after the quarter ends, except for the 4th Quarter and annual true-up amounts which will be paid no later than February 28, 2005.

5. Bonuses will not be combined nor netted with any other bonus outlined in this compensation plan. A maximum of 75% of each bonus calculation will be paid thirty (30) days after the end of the quarter. A negative quarterly calculation will result in a loss carry forward and will be trued up each quarter and the total (100%) bonus true up will occur at the year end 2004 and will be paid no later than February 28, 2005.

6. All objectives are based upon West Corporation operations and will not include revenue derived from mergers, acquisitions, joint ventures, stock buy backs or other non-operating income unless specifically and individually included upon completion of the transaction.

7. The benefit plans, as referenced in Section 7(i), shall include insurance plans based upon eligibility pursuant to the plans. If the insurance plans do not provide for continued participation, the continuation of benefits shall be pursuant to COBRA. In the event Employee's benefits continue pursuant to COBRA and Employee accepts new employment during the consulting term, Employee may continue benefits thereafter to the extent allowed under COBRA. In no event shall benefits plans include the 401K Plan or the 1996 Stock Incentive Plan.

8. At the discretion of executive management, you may receive an additional bonus based on your individual performance.

                                   /s/ Mike Sturgeon
                                   ------------------------
                                   Employee - Mike Sturgeon